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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                                  ANESTA CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


    Delaware                       000-23160                    84-0424798
---------------                   ------------            ----------------------
(State or other                   (Commission                (I.R.S. Employer
jurisdiction of                   File Number)            Identification Number)
 incorporation)


                  4745 Wiley Post Way, Salt Lake City, UT 84116
                  ---------------------------------------------
                    (Address of principal executive offices)

                                 (801) 595-1405
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


               Common Stock par value $0.001 per share ("Common")
            --------------------------------------------------------
            (Title of each class of securities covered by this form)


                                       N/A
     ---------------------------------------------------------------------
                   (Titles of all other classes of securities for which a duty to file reports under Section 3(a) or 15(d) remains)



Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate Or suspend the duty to file reports:

[X] Rule 12g-4(a)(1)(i)     [ ] Rule 12g-4(a)(2)(ii)   [ ] Rule 12h-3(b)(2)(i)
[ ] Rule 12g-4(a)(1)(ii)    [ ] Rule 12h-3(b)(1)(i)    [ ] Rule 12h-3(b)(2)(ii)
[ ] Rule 12g-4(a)(2)(i)     [ ] Rule 12h-3(b)(1)(ii)   [ ] Rule 15d-6

Approximate number of holders of record as of the certification or notice date: One

         Pursuant to the requirements of the Securities Exchange Act of 1934, Anesta Corp. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.


                                   ANESTA CORP.


                                   By: /s/ Thomas B. King
                                      ------------------------------------------
October 10, 2000                           Thomas B. King
                                           President and Chief Executive Officer